ASSET ACQUISITION AGREEMENT between CARAVAN ACQUISITION
CORPORATION ("Caravan"), a Delaware corporation, and the undersigned signatories as representatives of E-VACATION PRO.COM, an unincorporated business ("E-Vacation Group").

       WHEREAS, E-Vacation Group wishes to transfer certain assets to Caravan in exchange for stock of Caravan in a transaction intended to qualify as a reorganization within the meaning of Section368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

       NOW, THEREFORE, Caravan and E-Vacation Group adopt this agreement and agree as follows:

       1. TRANSFER OF ASSETS. At the Closing (as defined hereinafter), E-Vacation Group shall transfer and deliver to Caravan certain properties and assets listed in Schedule A hereto (the
"Assets").

       2. TRANSFER OF CARAVAN SHARES. At the Closing, Caravan shall deliver to E-Vacation Group one or more certificates aggregating 4,700,000 shares of the voting common stock of Caravan, $.0001 par value per share, fully paid and nonassessable, to the persons and in the amounts listed in Schedule B hereto as payment in full for the transfer of the Assets by E-Vacation Group under this Agreement.

       3. APPROVAL OF REPRESENTATIVES. This Agreement shall be adopted by the representatives of E-Vacation Group.

       4.      REPRESENTATIONS AND WARRANTIES OF THE E-VACATION
GROUP.  E-Vacation Group represents and warrants that:

       4.1.  TITLE.   E-Vacation Group has good and marketable title
to the Assets and the Assets are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the Assets in the conduct of business.

       4.2. CONTRACTS. E-Vacation Group nor any member thereof is a party to any material contract that would interfere or negate the transfer of the Assets.

       4.3. LITIGATION. There is not, to the knowledge of E-Vacation Group, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against E-Vacation Group or against any of its representatives.

       4.4. NO VIOLATION. Consummation of the transfer of Assets will not constitute or result in a breach or default under any provision of any indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any of the Assets is subject or by which any representative of E-Vacation Group is bound.

       5. REPRESENTATIONS AND WARRANTIES OF CARAVAN. Caravan represents and warrants that:

       5.1. CORPORATE ORGANIZATION AND GOOD STANDING. Caravan is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

       5.2. REPORTING COMPANY. Caravan has filed with the Securities and Exchange Commission a registration statement on Form F-10 which was declared effective pursuant to the Securities
Exchange Act of 1934 and is a reporting company pursuant to Section12 thereunder.

       5.3. REPORTING COMPANY STATUS. Caravan has timely filed and is current on all reports required to be filed by it pursuant to Section12(g) of the Securities Exchange Act of 1934.

       5.4. CAPITALIZATION. Caravan's authorized capital stock consists of 100,000,000 shares of Common Stock, $.0001 par value, of which 5,000,000 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are outstanding.

       5.5. STOCK RIGHTS. There are no stock grants, options, rights, warrants or other rights to purchase or obtain the Caravan common or peferred stock issued or committed to be issued.

       5.6. ISSUED STOCK. All the outstanding shares of its common stock were duly authorized and validly issued, fully paid and non-assessable.

       5.7. CORPORATE AUTHORITY. Caravan has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

       5.8. AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by Caravan's board of directors.

       5.9.  SUBSIDIARIES.  Caravan has no subsidiaries.

       5.10. FINANCIAL STATEMENTS. Caravan's audited balance sheets and the related statements of income and retained earnings, dated as of February 10, 2000 copies of which will have been delivered by Caravan to E-Vacation Group by the Closing Date (the "Caravan Financial Statements"), fairly present the financial condition of Caravan as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

        5.11. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Caravan Financial Statements, Caravan did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

         5.12. NO MATERIAL CHANGES. There has been no material adverse change in the business, properties, or financial condition of Caravan since the date of the Caravan Financial Statements.

         5.13. LITIGATION. There is not, to the knowledge of Caravan, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Caravan or against any of its officers.

        5.14. CONTRACTS. Caravan is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

         5.15. TITLE. Caravan has good and marketable title to all the real property and good and valid title to all other property included in the Caravan Financial Statements. Except as set out in the balance sheet thereof, the properties of Caravan are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Caravan.

          5.16. TAX RETURNS. All required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts, have been properly prepared and filed by Caravan for all years for which such returns are due unless an extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in Caravan Financial Statements are adequate to cover any such taxes that may be assessed against Caravan in respect of its business and its operations during the periods covered by Caravan Financial Statements and all prior periods.

          5.17. NO VIOLATION. Consummation of the transfer of Assets will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Caravan is subject or by which Caravan is bound.

        6. CONDUCT OF E-VACATION PENDING THE CLOSING DATE. E-Vacation Group covenants that between the date of this Agreement and the Closing Date it will use its best efforts to maintain and preserve its Assets and it will not encumber, distribute, misuse or deplete such Assets.

       7. CONDUCT OF CARAVAN PENDING THE CLOSING DATE. Caravan covenants that between the date of this Agreement and the Closing Date:

       7.1. No change will be made in Caravan's certificate of incorporation or bylaws.

       7.2. Caravan will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock otherwise than as provided herein.

       7.3. Caravan will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

       8. CONDITIONS PRECEDENT TO OBLIGATION OF E-VACATION. E-Vacation Group's obligation to consummate this transfer shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by E-Vacation Group:

       8.1. CARAVAN'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of
 Caravan set forth herein shall be true and correct at the Closing Date as though made at and as of that date, except as affected by transactions contemplated hereby.

       8.2. CARAVAN'S COVENANTS. Caravan shall have performed all covenants required by this Agreement to be performed by it on or before the Closing Date.

       8.3. SUPPORTING DOCUMENTS OF CARAVAN. Caravan shall have delivered to E-Vacation Group supporting documents in form and substance satisfactory to E-Vacation Group, to the effect that:

       (i) Caravan is a corporation duly organized, validly existing, and in good standing.

       (ii) Caravan's authorized and issued capital stock is as set forth herein.

       (iii) The execution and consummation of this Agreement have been duly authorized and approved by Caravan's board of directors.

       9.      CONDITIONS PRECEDENT TO OBLIGATION OF CARAVAN.
Caravan's obligation to consummate this transfer shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by Caravan:

       9.1. E-VACATION'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of E-Vacation Group set forth herein shall be true and correct at the Closing Date as though made at and as of that date, except as affected by transactions contemplated hereby.

       9.2. E-VACATION GROUP'S COVENANTS. E-Vacation shall have performed all covenants required by this Agreement to be performed by it on or before the Closing Date.

       9.3. SUPPORTING DOCUMENTS OF E-VACATION GROUP. E-Vacation Group shall have delivered to Caravan supporting documents in form and substance satisfactory to Caravan as shall be reasonably requested by Caravan.

       10. ACCESS. From the date hereof to the Closing Date, Caravan and E-Vacation Group shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the transfer is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

       11.     CLOSING.

       11.1. The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall be made by and take place at the offices of the Exchange Agent or other location designated by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

       11.2. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

        11.3. At the Closing, E-Vacation Group shall deliver to the Exchange Agent in satisfactory form, if not already delivered to
Caravan:

       (i) A list of the Assets being exchanged and an itemization of the number of shares of Caravan common stock to be issued; and

       (ii) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

       11.4. At the Closing, Caravan shall deliver to the Exchange Agent in satisfactory form, if not already delivered to E-Vacation
Group:

       (i) A list of the shareholders of record of Caravan, including, wherever available, addresses and telephone numbers;

       (ii) Certificate of the Secretary of State of Delaware as of a recent date as to the good standing of Caravan;

       (iii) Certified copies of the resolutions of the board of directors of Caravan authorizing the execution of this Agreement and the consummation of the transfer;

       (iv)    The Caravan Financial Statements;

       (v) Secretary's certificate of incumbency of the officers and directors of Caravan; and

       (vi) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

       12.            SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
                      The representations and warranties
of the Constituent Corporations set out herein shall survive the Closing Date.

       13.            ARBITRATION

       13.1. SCOPE. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the District of Columbia.

       13.2. CONSENT TO JURISDICTION, SITUS AND JUDGEMENT. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the State of Delaware at a time and place chosen by American Arbitration Association. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

       13.3. APPLICABLE LAW. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

       13.4. DISCLOSURE AND DISCOVERY. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

        13.5.  RULE OF LAW.   Regardless of any practices of
arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

       13.6. FINALITY AND FEES. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement. Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided in this agreement.

         13.7. MEASURE OF DAMAGES. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

        13.8. COVENANT NOT TO SUE. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

         13.9. INTENTION. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

       13.10. SURVIVAL. The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

       14.     GENERAL PROVISIONS.

       14.1. FURTHER ASSURANCES. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

       14.2. WAIVER. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

        14.3. BROKERS. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

       14.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

        If to Caravan, to:

               Caravan Acquisition Corporation
               1504 R Street, N.W.
               Washington, D.C. 20009

               If to E-Vacation Group, to

               E-VacationPro.com
               1118 Homer Street
               Suite 229
               Vancouver, British Columbia V6B 6L5

        14.5. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

        14.6. ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

          14.7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

       14.8. EXCHANGE AGENT AND CLOSING DATE. The Exchange Agent shall be Cassidy & Associates, Washington, D.C. The Closing shall take place upon the fulfillment by each party of all the conditions of Closing required herein, but not later than 15 days following execution of this agreement unless extended by mutual consent of the parties.

       14.9. REVIEW OF AGREEMENT. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse assumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

       14.10. SCHEDULES. All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

       14.11. EFFECTIVE DATE. This effective date of this Agreement shall be November 28, 2000.

            SIGNATURE PAGE TO ASSET ACQUISITION AGREEMENT
             BETWEEN CARAVAN ACQUISITION CORPORATION AND
                REPRESENTATIVES OF E-VACATION PRO.COM


       IN WITNESS WHEREOF, the parties have executed this Agreement.


                              CARAVAN ACQUISITION CORPORATION



                              E-VACATION PRO.COM